Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FOURTH QUARTER 2017 EARNINGS

Fourth Quarter and Full Year 2017 Highlights

•	Net Income - fourth quarter of $489.3 million and full year of $549.5 million

•	Adjusted EBITDA - fourth quarter of $277.9 million and full year of $944.1 million

•	Announced full year 2018 adjusted EBITDA forecast of $1.25 billion

Clayton, MO, February 6, 2018 - Olin Corporation (NYSE: OLN) announced financial results for the fourth quarter and full year ended December 31, 2017.

The fourth quarter 2017 reported net income was $489.3 million, or $2.89 per diluted share, which included a tax benefit of $437.9 million from the Tax Cuts and Jobs Act of 2017 (2017 Tax Act). The fourth quarter 2016 reported net income was $17.5 million, or $0.10 per diluted share. The full year 2017 reported net income was $549.5 million, or $3.26 per diluted share, which included a tax benefit of $437.9 million from the 2017 Tax Act. The full year 2016 reported net loss was $3.9 million, or $0.02 per diluted share.

Fourth quarter 2017 adjusted EBITDA of $277.9 million reflects depreciation and amortization expense of $147.5 million, restructuring charges of $11.7 million, acquisition-related integration and other costs of $2.7 million, and a gain on the sale of a former manufacturing facility of $3.3 million. Fourth quarter 2017 adjusted EBITDA was negatively impacted by $12.0 million associated with Hurricane Harvey. Fourth quarter 2016 adjusted EBITDA was $221.7 million. Sales in the fourth quarter 2017 were $1,619.9 million compared to $1,385.7 million in the fourth quarter 2016.

Full year 2017 adjusted EBITDA of $944.1 million reflects depreciation and amortization expense of $558.9 million, restructuring charges of $37.6 million, acquisition-related integration and other costs of $18.1 million, and a gain on the sale of a former manufacturing facility of $3.3 million. Full year 2017 adjusted EBITDA was negatively impacted by $54.7 million associated with Hurricane Harvey. Full year 2016 adjusted EBITDA was $838.5 million. Sales in 2017 were $6,268.4 million compared to $5,550.6 million in 2016.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “Our fourth quarter 2017 adjusted EBITDA of $278 million was the highest level of quarterly EBITDA since the acquisition of Dow’s Chlorine Products business. This was achieved in spite of the lingering effects of Hurricane Harvey and continued weakness in Winchester resulting from reduced commercial ammunition demand.

“In 2017, we generated $944 million of adjusted EBITDA, while absorbing approximately $55 million of Hurricane Harvey related costs, unplanned maintenance turnaround costs of approximately $50 million and the weakest year in Winchester since 2012. Our caustic soda pricing benefited from improved market dynamics and increased approximately 32% year over year. Chlorine, chlorine-derivatives and ethylene dichloride pricing in 2017 improved by approximately 6% from 2016 levels. Our Epoxy business experienced increases in raw material costs, primarily benzene and propylene, which were partially offset by improved pricing and increased volumes. Winchester 2017 segment earnings declined by $48.5 million from 2016 levels due to lower commercial ammunition demand and a less favorable sales product mix. Commercial ammunition sales in 2017 declined approximately 17% compared to 2016.

“We enter 2018 optimistic and encouraged by the supply and demand dynamics in both the Chlor Alkali Products and Vinyls and Epoxy businesses. Both segments experienced improved pricing in 2017, which we expect to benefit 2018 results and pricing momentum remains positive. In 2018, we expect adjusted EBITDA of approximately $1.25 billion with upside opportunities and downside risks of approximately 5%. We expect our Chlor Alkali Products and Vinyls segment results to improve significantly in 2018 compared with 2017 reflecting higher caustic soda, chlorine, and chlorine-derivatives pricing. The Epoxy business is expected to produce a sizable year-over-year increase in segment earnings as the outlook for epoxy resin demand strengthens and pricing continues to improve. These improvements are expected to be partially offset by lower ethylene dichloride pricing and higher ethane, benzene and propylene costs. We anticipate Winchester segment results will improve in 2018 from 2017 reflecting higher levels of the commercial and military demand offset by increased commodity and other material costs.

“Due to a heavy maintenance turnaround schedule, we expect the first quarter of 2018 to be the lowest adjusted EBITDA quarter of the year. First quarter 2018 planned maintenance turnaround expenses are forecast to be approximately $90 million, which are approximately $45 million higher than first quarter 2017. Epoxy first and second quarter 2018 segment results will reflect an approximately two-month planned maintenance turnaround at its production facility in Freeport, Texas. This maintenance turnaround was last performed six years ago. Based on our 2018 planned maintenance turnaround schedule, we expect full year 2018 planned maintenance turnaround expense to be approximately $30 million lower than 2017 levels.”

The full year 2018 forecast reflects the following:

•	Higher domestic and export caustic soda pricing compared to 2017;

•	Higher chlorine and chlorine-derivatives pricing compared to 2017;

•	Lower ethylene dichloride pricing compared to 2017;

•	Incremental cost synergy realizations of approximately $75 million to $100 million;

•	Lower planned maintenance turnaround costs of approximately $30 million;

•	Lower ethylene costs associated with the acquisition of additional cost-based ethylene from DowDupont in late September 2017, partially offset by anticipated higher ethane costs;

•	Higher Epoxy volumes and pricing, which are expected to more than offset higher raw material costs and maintenance turnaround expense;

•	Higher corporate and other costs of approximately $30 million, reflecting lower pension income and higher legacy environmental costs compared to 2017;

•	Pre-tax acquisition related integration, including the information technology project, and restructuring costs of approximately $70 million;

•	Capital spending in the $375 million to $425 million range, including the investment associated with the information technology project of approximately $100 million;

•	Depreciation and amortization costs comparable with 2017; and

•	Effective income tax rate of approximately 25%, with a cash tax rate of 10% to 15%.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense) and income taxes and includes the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the fourth quarter 2017 were $917.6 million compared to $782.6 million in the fourth quarter 2016. The increase in the fourth quarter sales compared to the prior year was primarily due to increased caustic soda, chlorine and most chlorine-derivatives prices, partially offset by lower ethylene dichloride pricing. Fourth quarter 2017 segment earnings of $135.8 million improved compared to $72.4 million in the fourth quarter 2016, primarily due to higher pricing for caustic soda, chlorine and most chlorine-derivatives, and lower ethylene costs. These items were partially offset by lower ethylene dichloride pricing, $12.2 million of additional maintenance turnaround costs, and $3.0 million of unabsorbed fixed manufacturing costs and reduced profit from lost sales associated with Hurricane Harvey. Chlor Alkali Products and Vinyls fourth quarter 2017 results included depreciation and amortization expense of $114.2 million compared to $106.5 million in the fourth quarter 2016.

EPOXY

Epoxy sales for the fourth quarter 2017 were $536.9 million compared to $441.7 million in the fourth quarter 2016. The increase in Epoxy sales was primarily due to higher product prices, partially offset by lower volumes associated with Hurricane Harvey. The fourth quarter 2017 segment loss was $0.8 million compared to a segment loss of $3.1 million in the fourth quarter 2016. The Epoxy improvement in segment earnings was principally due to higher product prices, which were partially offset by higher raw material costs, primarily benzene and propylene. The fourth quarter 2017 Epoxy segment earnings reflected $15.9 million of additional maintenance costs, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with the turnarounds and outages, which were primarily related to a 35-day planned maintenance turnaround at our production facility in Stade, Germany. In addition, the fourth quarter included $9.0 million of unabsorbed fixed manufacturing costs and reduced profit from lost sales associated with Hurricane Harvey. Epoxy fourth quarter 2017 results included depreciation and amortization expense of $24.7 million compared to $22.7 million in the fourth quarter 2016.

WINCHESTER

Winchester sales for the fourth quarter 2017 were $165.4 million compared to $161.4 million in the fourth quarter 2016. The increase in sales was primarily due to higher military sales, partially offset by lower sales to commercial customers reflecting lower demand for pistol, rifle, and shotshell ammunition. Fourth quarter 2017 segment earnings were $11.1 million compared to $25.0 million in the fourth quarter 2016. The decrease in segment earnings was primarily due to a less favorable product mix, lower selling prices and higher commodity and other material costs. Winchester fourth quarter 2017 results included depreciation and amortization expense of $5.3 million compared to $4.7 million in the fourth quarter 2016.

CORPORATE AND OTHER COSTS

Pension income included in the fourth quarter 2017 Corporate and Other segment was $10.6 million compared to $13.4 million in the fourth quarter 2016.

Fourth quarter 2017 charges to income for environmental investigatory and remedial activities were $2.3 million compared to $3.7 million in the fourth quarter 2016. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations of the legacy Olin businesses.

Other corporate and unallocated costs in the fourth quarter 2017 increased by $8.0 million compared to the fourth quarter 2016, primarily due to higher legal and litigation costs and costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

INCOME TAXES

On December 22, 2017, the 2017 Tax Act was signed into law. The 2017 Tax Act reduces the federal corporate tax rate from a maximum of 35% to a flat 21% rate, modifies policies, credits, and deductions and has international tax consequences. The rate reduction is effective January 1, 2018. As a result, Olin was required to revalue its deferred tax assets and liabilities to account for the future impact of lower corporate tax rates and other provisions of the 2017 Tax Act. During the fourth quarter 2017, Olin recorded an income tax benefit of $437.9 million related to the 2017 Tax Act. The fourth quarter 2017 income tax benefit related to the 2017 Tax Act may require further adjustments in 2018 due to anticipated additional guidance from the U.S. Department of the Treasury, changes in Olin’s assumptions, completion of 2017 tax returns, and further information and interpretations that become available.

DEBT REFINANCING

On January 16, 2018, Olin issued $550 million aggregate principal amount of 5.00% senior notes due February 1, 2030. The proceeds of the 2030 Notes and cash on hand were used to prepay $550 million of the Term Loan A outstanding under our senior credit facility. This refinancing reduces and de-risks the debt tower maturing in 2022 and extends maturities to 2030, while taking advantage of attractive financing markets for unsecured debt. The cash balance at December 31, 2017 was $218.4 million.

DIVIDEND

On January 26, 2018, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 9, 2018, to shareholders of record at the close of business on February 9, 2018. This will be the 365th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss fourth quarter 2017 earnings at 10:00 A.M. ET on Wednesday, February 7, 2018. The call, along with associated slides, which will be available one hour prior to the call, will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on Olin’s Investor Relations website beginning at 12:00 P.M. ET. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the October 2015 transaction to acquire the business (the Acquired Business) from The Dow Chemical Company (TDCC), the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	our substantial amount of indebtedness and significant debt service obligations;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facilities and certain tax-exempt bonds;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	failure to control costs or to achieve targeted cost reductions;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	complications resulting from our multiple enterprise resource planning (ERP) systems;

•	the failure or an interruption of our information technology systems;

•	unexpected litigation outcomes;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	the integration of the Acquired Business may not be successful in realizing the benefits of the anticipated synergies;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	fluctuations in foreign currency exchange rates;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	failure to attract, retain and motivate key employees;

•	our assumptions included in long range plans not realized causing a non-cash impairment charge of long-lived assets; and

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2018-05

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2017	2016	2017	2016
Sales	$1,619.9	$1,385.7	$6,268.4	$5,550.6
Operating Expenses:
Cost of Goods Sold	1,396.2	1,227.0	5,539.6	4,923.7
Selling and Administration(b)	96.1	73.8	350.7	323.2
Restructuring Charges(c)	11.7	6.7	37.6	112.9
Acquisition-related Costs(d)	0.3	9.2	12.8	48.8
Other Operating Income(e)	3.4	0.1	3.3	10.6
Operating Income	119.0	69.1	331.0	152.6
Earnings of Non-consolidated Affiliates	0.3	0.6	1.8	1.7
Interest Expense	59.4	48.3	217.4	191.9
Interest Income	0.8	2.1	1.8	3.4
Income (Loss) before Taxes	60.7	23.5	117.2	(34.2)
Income Tax (Benefit) Provision(f)	(428.6)	6.0	(432.3)	(30.3)
Net Income (Loss)	$489.3	$17.5	$549.5	$(3.9)
Net Income (Loss) Per Common Share:
Basic	$2.93	$0.11	$3.31	$(0.02)
Diluted	$2.89	$0.10	$3.26	$(0.02)
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	167.1	165.3	166.2	165.2
Average Common Shares Outstanding - Diluted	169.5	166.7	168.5	165.2

(a)	Unaudited.

(b)
Selling and administration expense for both the three months and year ended December 31, 2017 included costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs of $2.4 million and $5.3 million, respectively.

(c)
Restructuring charges for the three months and years ended December 31, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. For the year ended December 31, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(d)	Acquisition-related costs for the three months and years ended December 31, 2017 and 2016 were associated with our integration of the Acquired Business.

(e)
Other operating income for both the three months and year ended December 31, 2017 included a gain of $3.3 million on the sale of a former manufacturing facility. Other operating income for the year ended December 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident.

(f)	Income tax (benefit) provision for both the three months and year ended December 31, 2017 reflects the tax benefit of $437.9 million from the Tax Cuts & Jobs Act.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2017	2016	2017	2016
Sales:
Chlor Alkali Products and Vinyls	$917.6	$782.6	$3,500.8	$2,999.3
Epoxy	536.9	441.7	2,086.4	1,822.0
Winchester	165.4	161.4	681.2	729.3
Total Sales	$1,619.9	$1,385.7	$6,268.4	$5,550.6
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$135.8	$72.4	$405.8	$224.9
Epoxy	(0.8)	(3.1)	(11.8)	15.4
Winchester	11.1	25.0	72.4	120.9
Corporate/Other:
Pension Income(b)	10.6	13.4	42.7	53.6
Environmental Expense	(2.3)	(3.7)	(8.5)	(9.2)
Other Corporate and Unallocated Costs(c)	(26.5)	(18.5)	(120.7)	(100.2)
Restructuring Charges(d)	(11.7)	(6.7)	(37.6)	(112.9)
Acquisition-related Costs(e)	(0.3)	(9.2)	(12.8)	(48.8)
Other Operating Income(f)	3.4	0.1	3.3	10.6
Interest Expense	(59.4)	(48.3)	(217.4)	(191.9)
Interest Income	0.8	2.1	1.8	3.4
Income (Loss) before Taxes	$60.7	$23.5	$117.2	$(34.2)

(a)	Unaudited.

(b)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(c)
Other corporate and unallocated costs for both the three months and year ended December 31, 2017 included costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs of $2.4 million and $5.3 million, respectively.

(d)
Restructuring charges for the three months and years ended December 31, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. For the year ended December 31, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(e)	Acquisition-related costs for the three months and years ended December 31, 2017 and 2016 were associated with our integration of the Acquired Business.

(f)
Other operating income for both the three months and year ended December 31, 2017 included a gain of $3.3 million on the sale of a former manufacturing facility. Other operating income for the year ended December 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,
(In millions, except per share data)	2017	2016
Assets:
Cash & Cash Equivalents	$218.4	$184.5
Accounts Receivable, Net	733.2	675.0
Income Taxes Receivable	16.9	25.5
Inventories	682.6	630.4
Other Current Assets	48.1	30.8
Total Current Assets	1,699.2	1,546.2
Property, Plant and Equipment (Less Accumulated Depreciation of $2,333.1 and $1,891.6)	3,575.8	3,704.9
Deferred Income Taxes	36.4	119.5
Other Assets	1,208.4	644.4
Intangibles, Net	578.5	629.6
Goodwill	2,120.0	2,118.0
Total Assets	$9,218.3	$8,762.6
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$0.7	$80.5
Accounts Payable	669.8	570.8
Income Taxes Payable	9.4	7.5
Accrued Liabilities	274.4	263.8
Total Current Liabilities	954.3	922.6
Long-term Debt	3,611.3	3,537.1
Accrued Pension Liability	635.9	638.1
Deferred Income Taxes	511.2	1,032.5
Other Liabilities	751.9	359.3
Total Liabilities	6,464.6	6,489.6
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 167.1 Shares (165.4 in 2016)	167.1	165.4
Additional Paid-in Capital	2,280.9	2,243.8
Accumulated Other Comprehensive Loss	(484.6)	(510.0)
Retained Earnings	790.3	373.8
Total Shareholders' Equity	2,753.7	2,273.0
Total Liabilities and Shareholders' Equity	$9,218.3	$8,762.6

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2017	2016
Operating Activities:
Net Income (Loss)	$549.5	$(3.9)
Earnings of Non-consolidated Affiliates	(1.8)	(1.7)
Losses (Gains) on Disposition of Property, Plant and Equipment	(3.1)	0.7
Stock-based Compensation	9.1	7.5
Depreciation and Amortization	558.9	533.5
Deferred Income Taxes	(452.7)	(32.7)
Write-off of Equipment and Facility Included in Restructuring Charges	1.4	76.6
Qualified Pension Plan Contributions	(1.7)	(7.3)
Qualified Pension Plan Income	(26.9)	(37.5)
Changes in:
Receivables	(49.9)	38.5
Income Taxes Receivable/Payable	9.6	10.7
Inventories	(37.8)	23.9
Other Current Assets	(12.1)	20.9
Accounts Payable and Accrued Liabilities	100.0	(13.1)
Other Assets	5.8	(4.3)
Other Noncurrent Liabilities	(5.9)	(12.1)
Other Operating Activities	6.4	3.5
Net Operating Activities	648.8	603.2
Investing Activities:
Capital Expenditures	(294.3)	(278.0)
Business Acquired in Purchase Transaction, Net of Cash Acquired	—	(69.5)
Payments Under Long-term Supply Contracts	(209.4)	(175.7)
Proceeds from Sale/Leaseback of Equipment	—	40.4
Proceeds from Disposition of Property, Plant and Equipment	5.2	0.5
Proceeds from Disposition of Affiliated Companies	—	8.8
Net Investing Activities	(498.5)	(473.5)
Financing Activities:
Long-term Debt Repayments, Net	(2.4)	(205.3)
Stock Options Exercised	29.8	0.5
Excess Tax Benefits from Stock-based Compensation	—	0.4
Dividends Paid	(133.0)	(132.1)
Debt Issuance Costs	(11.2)	(1.0)
Net Financing Activities	(116.8)	(337.5)
Net Increase (Decrease) in Cash and Cash Equivalents	33.5	(207.8)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.4	0.3
Cash and Cash Equivalents, Beginning of Year	184.5	392.0
Cash and Cash Equivalents, End of Year	$218.4	$184.5

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2017	2016	2017	2016
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$489.3	$17.5	$549.5	$(3.9)
Add Back:
Interest Expense	59.4	48.3	217.4	191.9
Interest Income	(0.8)	(2.1)	(1.8)	(3.4)
Income Tax (Benefit) Provision(b)	(428.6)	6.0	(432.3)	(30.3)
Depreciation and Amortization	147.5	136.1	558.9	533.5
EBITDA	266.8	205.8	891.7	687.8
Add Back:
Restructuring Charges(c)	11.7	6.7	37.6	112.9
Acquisition-related Costs(d)	0.3	9.2	12.8	48.8
Information Technology Integration Project(e)	2.4	—	5.3	—
Certain Non-recurring Items(f)	(3.3)	—	(3.3)	(11.0)
Adjusted EBITDA	$277.9	$221.7	$944.1	$838.5

(a)	Unaudited.

(b)	Income tax (benefit) provision for both the three months and year ended December 31, 2017 reflects the tax benefit of $437.9 million from the Tax Cuts & Jobs Act.

(c)
Restructuring charges for the three months and years ended December 31, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. For the year ended December 31, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(d)	Acquisition-related costs for the three months and years ended December 31, 2017 and 2016 were associated with our integration of the Acquired Business.

(e)
Information technology integration project for both the three months and year ended December 31, 2017 included costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs of $2.4 million and $5.3 million, respectively.

(f)
Certain non-recurring items for both the three months and year ended December 31, 2017 included a gain of $3.3 million on the sale of a former manufacturing facility. Certain non-recurring items for the year ended December 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident.